Exhibit 4.14

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

NANO MAGIC HOLDINGS, INC.

Secured, Convertible Promissory Note

$____Madison Heights, MI

[Date]

For value received NANO MAGIC HOLDINGS INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of ______________ (together with successors and assigns, the “Holder”), the principal sum of ______________ Dollars and No Cents ($___000.00) (the “Note”). The principal amount due under this Note shall bear interest at a rate of 8% per annum and accrue during the term of the loan, payable upon maturity. All Principal and Interest shall be due [18 mo. from date of issue], unless paid earlier. All payments in respect of this Note shall be made in lawful money of the United States of America, or common stock of the Company as set forth below.

The Conversion Price is $1.75 per share. This Note is be convertible at the Conversion Price in whole or in part at any time at the option of the Holder. Upon conversion, any accrued and unpaid interest will be paid in money.

This Note may be prepaid and redeemed by the Company at any time, in whole or in part, upon 30 days written notice to Holder. If some or all the Note Credits (as defined below) are paid to the Company before this Note is due, the Company shall offer to prepay the notes secured by the Note Credits in proportion to the principal balances of those notes. Notice of redemption will be effective if sent to the Holder at the e-mail address provided to the Company in the Holder’s subscription agreement. Upon receipt of such notice, Holder has 15 days to elect to receive some or all of the amount to be redeemed in shares of the Company’s common stock at the Conversion Price.

This Note is one of a series of notes secured by a security interest and pledge of certain amounts due to the Company and its affiliates under the Employee Retention Tax Credit program (“Note Credits”) as set forth in a Security Agreement dated December 15, 2022. The Holder must exercise any rights under the Security Agreement and under this Note in accordance with the terms of the Security Agreement and may not exercise rights independently.

The Company waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and agrees to pay all costs of collection when incurred, including attorneys’ fees. No extension of the time for the payment of this Note or any installment thereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the Company’s liability under this Note, either in whole or in part, unless the Company shall be a party to such agreement.

The Company’s obligations under this Note are absolute and unconditional and shall not be subject to any defense, setoff or counterclaim that may at any time be available to or be asserted by the Company. The Company hereby waives, and agrees not to assert, any right to offset or interpose as a defense or counterclaim any claim against the Holder against its obligations under this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware. With respect to any suit, action shall lie in the venue of Detroit, Michigan.

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

NANO MAGIC HOLDINGS, INC.

By:
Thomas J. Berman, President & CEO